Exhibit 99.3

ING U.S. Prices Initial Public Offering; First Day of Trading on May 2

05/01/2013

NEW YORK, May 1, 2013 — ING U.S., Inc. (ING U.S.) today announced the pricing of its initial public offering (IPO) of approximately 65.2 million shares of common stock at a price to the public of $19.50 per share. The shares are expected to begin trading on the New York Stock Exchange (NYSE) on May 2, 2013 under the symbol “VOYA.” ING U.S. has announced that it will rebrand to Voya Financial beginning in 2014. Closing of the offering is expected to occur on May 7, 2013, subject to customary closing conditions.

The IPO consists of both a primary component offered by ING U.S. and a secondary component offered by Netherlands-based ING Groep N.V. (“ING Group”). Prior to the closing of this offering, ING U.S. is a wholly owned subsidiary of ING Group. Based on the final price, and prior to any exercise by the underwriters of their option to purchase additional shares, the total offering is approximately $1.3 billion in size and will reduce ING Group’s ownership in ING U.S. to 75 percent immediately following the IPO.

Morgan Stanley & Co. LLC, Goldman, Sachs & Co., and Citigroup Global Markets Inc. are acting as joint global coordinators for the offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering.

The offering of these securities will be made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, email: prospectus@morganstanley.com, telephone: (866) 718-1649; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526, facsimile: (212) 902-9316, email: prospectus-ny@ny.email.gs.com; and Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146, email: batprospectusdept@citi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Press Inquiries: Dana E. Ripley ING U.S. Office: 212.309.8444 dana.ripley@us.ing.com	Investor Inquiries: Darin Arita ING U.S. Office: 212.309.8999 IR@us.ing.com

About ING U.S.

ING U.S., which plans to rebrand in the future as Voya Financial, constitutes the U.S.-based retirement, investment and insurance businesses of Netherlands-based ING Groep N.V. Through the ING U.S. family of companies, we serve the financial needs of approximately 13 million individual and institutional customers with a comprehensive array of products and services, including retirement plans, IRA rollovers and transfers, stable value, institutional investment management, mutual funds, alternative investments, life insurance, employee benefits, fixed and indexed annuities and financial planning. Our dedicated workforce of approximately 7,000 employees is focused on ING U.S.’s vision and mission to guide Americans on their journey to greater retirement readiness and to help make a secure financial future possible — one person, one family and one institution at a time.